Exhibit 6

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in Post-Effective Amendment No. 16 to the Registration Statement (Form S-6 No. 033-76432) pertaining to Lincoln Life Flexible Premium Variable Life Account K, which is incorporated by reference into Post-Effective Amendment No. 17, and to the use therein of our reports dated (a) April 1, 2010, with respect to the consolidated financial statements of The Lincoln National Life Insurance Company and (b) April 22, 2010, with respect to the financial statements of Lincoln Life Flexible Premium Variable Life Account K.

/s/ ERNST & YOUNG, LLP

Philadelphia, Pennsylvania
September 27, 2010